Exhibit 10.3

NUANCE COMMUNICATIONS, INC.
AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT
This Amendment No. 1 to Employment Agreement (the “Amendment”) is made by and between Nuance Communications, Inc. (the “Company”) and Paul A. Ricci (the “Executive”), effective as of November 12, 2013 (the “Effective Date”).

A.
The Company and Executive previously entered into an employment agreement dated November 11, 2011 providing for the employment of Executive as Chairman and Chief Executive Officer of the Company (the “Agreement”).

B.	The Company and Executive have agreed to the following amendments to the Agreement.

C.	All defined terms contained in this Amendment, unless otherwise clearly indicated, will have the meaning as set forth in the Agreement.
I.    Amendment of Section 2 of the Agreement: Employment Term
Section 2 of the Agreement entitled “Employment Term” is hereby amended in its entirety as follows:
2. Employment Term.
Subject to earlier termination as provided for below, the Company will employ Executive for a term of four (4) years commencing on the Effective Date of the Agreement through November 11, 2015. The term of employment hereunder may then be extended for successive additional terms of one (1) year each (each, a “Successive One-Year Term”) with mutual written notice of the intent to extend by the Company and the Executive at least one hundred and eighty (180) days prior to the end of the initial four (4) year term or any Successive One-Year Term. The term of employment under this Agreement shall include the initial four (4) year period and any Successive One-Year Terms (the “Employment Term”). If the Company or the Executive elect not to extend the Employment Term beyond November 11, 2015 or at the conclusion of any Successive One-Year Term, written notice of this election shall be considered a “Notice of Non-Renewal”. If either party fails to respond to a request to extend, or if neither party notifies the other that it intends to extend, then a Notice of Non-Renewal will be deemed to have occurred.
Notwithstanding the foregoing, Executive and the Company acknowledge that this employment relationship may be terminated at any time prior to the expiration of the Employment Term, upon ninety (90) days written notice to the other party, with or without Cause or for any or no reason, at the option either of the Board or Executive and that in the event the Company or Executive terminate Executive’s employment with the Company prior to the end of the Employment Term, Executive will only be entitled to those payments and benefits, if any, as provided for in Section 5 of the Agreement and this Amendment.
II.    Amendment of Section 3(b) of the Agreement: Compensation
Section 3(b) of the Agreement is hereby amended in its entirety as follows:
(b) Performance Bonus. Executive will be eligible to receive a target bonus of up to one hundred fifty percent (150%) of Executive’s then Base Salary based upon the achievement of performance goals for Fiscal Year 2014 by the Compensation Committee of the Board. The performance goals will be based on the Company’s achievement of goals for proforma revenue and earnings or other performance goals, determined by the Compensation Committee of the Board, after receiving input from, and consulting with, Executive. The actual percentage of Base Salary payable as a bonus for any year will depend, upon the extent to which the applicable performance criteria have been achieved. Any bonus actually earned will be paid as soon as practicable (but no later than two and one-half (2 ½) months) after the end of the fiscal year for which the bonus is earned. Once the performance goals are approved by the Board on or before November 29, 2013, they may not be changed.
III.    Equity Grants
Section 3(c) of the Agreement is hereby amended in its entirety as follows:
(c) Equity Grants. Upon the execution of this Amendment, the Company will grant to the Executive a stock purchase right, intended to be entirely exempt from Section 409A, to purchase two hundred and fifty thousand (250,000) shares of restricted common stock of the Company at a per share purchase price equal to the par value of the Company’s common stock on the date of the grant (the “Stock Purchase Right”). Subject to Executive’s continued employment with the Company or pursuant to Section 5 of the Agreement and this Amendment, any shares acquired under the Stock Purchase Right will time-vest on November 11, 2015. In addition, the Company will grant to the Executive two hundred and fifty thousand (250,000) shares under a performance-based restricted stock unit award (the “RSU Award”) that will vest upon determination of achievement of goals as set and determined by the Compensation Committee of the Board for Fiscal Year 2015. The Stock Purchase Right and the RSU Award shall be represented by, and subject to, the terms of award agreements to be prepared in accordance with the terms herein. The performance goals for the RSU Award will be determined by November 12, 2013. Once the performance goals are approved by the Compensation Committee of the Board on or before November 12, 2013, they may not be changed.
IV.    Amendment of Section 3(d): Car Allowance
Section 3(d) of the Agreement is hereby amended in its entirety as follows:
(d) Car Allowance. During the Employment Term, the Company will reimburse Executive up to a gross amount of $20,000 per calendar year, less applicable tax withholdings (or such greater amount as approved by the Board or Compensation Committee, consistent with the Company’s practice with respect to other executive officers) for use towards a car leased by the Company or via a car allowance included in the Executive’s pay. The lease allowance is inclusive of insurance costs to cover the leased vehicle. The Company shall make such reimbursement payments by March 15th of year following the calendar year Executive incurred such eligible car allowance expenses.
V.    Amendment of Section 3(e): Tax & Financial Services Allowance
Section 3(e) of the Agreement is hereby amended in its entirety as follows:
(e) Tax & Financial Services Allowance. The Company will reimburse Executive for reasonable professional services expenses incurred by Executive for tax, financial and/or estate planning. The Company will reimburse Executive only for expenses that do not exceed a gross amount equal to twenty five thousand dollars ($25,000) per calendar year, less applicable tax withholdings. The Company shall make such reimbursement payments by the end of the third (3rd) month following the calendar year Executive incurred such eligible tax and financial service allowance expenses.
VI.    Amendment of Section 4(e): Post-Retirement Medical Benefit
Section 4(e) of the Agreement is hereby amended in its entirety as follows:
(e) Post-Retirement Medical Benefit. For the period following a termination of the employment of the Executive based upon a Notice of Non-Renewal or a termination by the Company for a reason other than Cause, Death, Disability or Due to Good Reason (each as defined below), the Company shall reimburse Executive up to a maximum gross amount of twenty-five thousand dollars ($25,000) annually for a period of 10 years following termination, less applicable tax withholdings, for expenses incurred to purchase medical or health insurance. The Company shall make such reimbursement payments by the end of the third (3rd) month following the calendar year Executive incurred such eligible post-retirement medical or health insurance expenses.
VII.    Amendment of Section 5(a): Termination By the Company other than for Cause, Death or Disability
Section 5(a) of the Agreement is hereby amended in its entirety as follows:
(a) Termination by the Company other than for Cause, Death or Disability. In the event of a termination of Executive’s employment based upon a Notice of Non-Renewal, or if Company terminates Executive for a reason other than Cause, Death or Disability (each as defined below) then, subject to Executive's compliance with the provisions in Section 5(e), Executive will be entitled to receive through the term of the Severance Period:
(i) continuing payments equal to one and one half (1 ½) times Executive's Base Salary, as then in effect, during the Severance Period. These payments will be calculated by taking the one and one half (1 ½) times Executive’s base salary and then dividing it into equal amounts by the number of payroll periods during the Severance Period. These payments will be made in accordance with the Company's normal payroll policies and subject to the usual, required withholding.
(ii) continuing payments equal to one and one half (1 ½) times Executive's target Performance Bonus, which had been in effect in the fiscal year ending prior to the year of termination. In the event that Executive earned more than the target bonus in the fiscal year ending prior to the year of termination, that amount will be utilized. These payments will be calculated by taking the one and one half (1 ½) times Executive's target Performance Bonus (or the amount actually received in the fiscal year prior to the year of termination, whichever is higher) that had been in effect in the fiscal year ending prior to the year of termination and then dividing it into equal amounts by the number of payroll periods during the Severance Period. These payments will be made in accordance with the Company's normal payroll policies and subject to the usual, required withholding.
(iii) continued payment by the Company of the group medical, dental and vision continuation coverage premiums for Executive and Executive's eligible dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended ("COBRA") during the Severance Period under the Company's group health plans, as then in effect. However, if the Company determines after diligently pursuing all alternatives that it cannot provide the COBRA benefits in this clause (iii) without actually violating applicable laws (including, without limitation, Section 2716 of the Public Health Service Act and the Employee Retirement Income Security Act of 1974, as amended), the Company in lieu thereof will provide to Executive a taxable lump sum payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue the group health coverage in effect on the date of Executive’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage) for the number of months equal to the Severance Period, which payment will be made regardless of whether Executive elects COBRA continuation coverage;
(iv) continued payment of the annual premium for the remaining term of the life insurance policy specified in Section 4(c) above;
(v) continued vesting of any unvested time-based stock purchase rights for a period of twenty-four (24) months following Executive’s employment termination date;
(vi) if Executive is employed through the end of the fiscal year and terminates prior to the determination of achievement level of performance shares for that period, Executive will receive the shares for the applicable period based on achievement level on the date of determination, even if Executive is no longer an active employee;
(vii) full accelerated vesting of any unvested performance-based restricted stock units; and
(viii) an extended period of time to exercise vested options for a period of two (2) years or until their original expiration date, whichever is sooner.
VIII.    Amendment of Section 5(b): Termination due to Death or Disability
Clause (v) of Section 5(b) of the Agreement is amended in its entirety to read as follows:
(v) receive Company-paid coverage for a period of up to three (3) years or as eligible under Title X of COBRA for Executive (if applicable) and Executive’s eligible dependents under the Company’s health benefit plans (or, at the Company’s option, coverage under a separate plan), providing benefits that are no less favorable than those provided under the Company’s plans immediately prior to Executive’s death, provided, however, if the Company determines in its sole discretion that it cannot provide the COBRA benefits in this clause (v) without potentially violating applicable laws (including, without limitation, Section 2716 of the Public Health Service Act and the Employee Retirement Income Security Act of 1974, as amended), the Company in lieu thereof will provide to Executive a taxable lump sum payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue the group health coverage in effect on the date of Executive’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage) for a period of three (3) years following Executive’s termination of employment, which payment will be made regardless of whether Executive elects COBRA continuation coverage;
IX.    Amendment of Section 5(e): Conditions to Receive Severance Package
Section 5(e) of the Agreement is amended in its entirety to read as follows:
(e) Conditions to Receive Severance Package. Except for the Accrued Obligations, the applicable provisions of his equity award agreements and the Company’s equity plan(s) under which his equity awards were granted, and other payments to which Executive may be entitled by law, the severance payments, continued benefits (or lump sum payment of benefits, as applicable), continued vesting, vesting acceleration and the ability to exercise stock options described in this Section 5 will be provided to Executive if the following conditions are satisfied: (i) Executive complies with all surviving provisions of the Confidential Information Agreement, and any other confidentiality or proprietary rights agreement signed by Executive and the non‑competition provisions set forth herein (to the extent permitted by applicable laws); and (ii) Executive executes and delivers to the Company, and does not revoke, a full general release, in a form acceptable to the Company, releasing all claims, known or unknown, that Executive may have against the Company, and any subsidiary or related entity, their officers, directors, employees and agents, arising out of or any way related to Executive’s employment or termination of employment with the Company (the “Release”) which the Company will provide to Executive no later than five (5) days following the date of Executive’s termination of employment, provided the Release becomes effective and irrevocable no later than sixty (60) days following the date of Executive’s termination of employment (such deadline, the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, Executive will forfeit any rights to severance or benefits under this Agreement. If the Release becomes effective by the Release Deadline Date, severance payments and benefits under this Agreement will be provided, or in the case of installments, will commence, on the sixtieth (60th) day following the date of Executive’s termination of employment and any severance payments and benefits otherwise payable to Executive during the sixty (60) day period immediately following the date of Executive’s termination of employment will be provided in a lump sum to Executive on the sixtieth (60th) day following Executive’s termination of employment, with any remaining payments and benefits to be provided in accordance with this Agreement.
X.    Amendment of Section 5(i): Good Reason
Section 5(i) of the Agreement is amended in its entirety to read as follows:
Good Reason. For purposes of this Agreement, "Good Reason" means (i) without the Executive's consent, a significant reduction of the Executive's duties, position, reporting status, or responsibilities relative to the Executive's duties (for the avoidance of doubt, a significant reduction of duties will be deemed to occur if the Company’s shareholders do not elect the Executive to the Board following proper nomination, and/or if, assuming the Executive is a member of the Board, the Board does not appoint Executive as Chairman), position, reporting status, or responsibilities in effect immediately prior to such reduction, or the removal of the Executive from such position, duties and responsibilities or change in reporting status, unless the Executive is provided with comparable duties, position and responsibilities or reporting status; also a reduction in duties, position, reporting status or responsibilities by virtue of the Company being acquired and made part of a larger entity will constitute "Good Reason" unless the Executive remains in his position as Chief Executive Officer of a publicly traded company that conducts substantially the same core operations, business and activities as were conducted by the Company prior to any such acquisition or similar corporate transaction; (ii) without the Executive's consent, a substantial reduction, by the Board of the Executive’s Base Salary as in effect immediately prior to such reduction (unless such reduction is part of an overall Company effort that effects similarly situated senior executives of the Company); (iii) without the Executive's consent, the requirement that Executive relocate his principal place of employment more than fifty (50) miles from the current location of the Company's principal executive offices in Sunnyvale, CA; (iv) a material breach by the Company of this Agreement; and (iv) failure of Executive to be nominated as a Board member. Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for "Good Reason" within ninety (90) days of the initial existence of the grounds for "Good Reason" and, if such grounds are susceptible to cure, a reasonable cure period of not less than thirty (30) days following the date of such notice. Any resignation for Good Reason must occur within two years of the initial existence of the grounds constituting Good Reason.
XI.    Amendment of Section 15: Arbitration and Equitable Relief
Section 15(b) of the Agreement is amended in its entirety to read as follows:
The arbitrator and/or any state or federal court will apply California law to the merits of any dispute or claim, without reference to the rules of conflict of law. Executive hereby expressly consents to the personal jurisdiction of the state and federal courts located in Santa Clara County California for any action or proceeding arising from or relating to this Agreement and/or relating to any arbitration in which the parties are participants.
XII.    Amendment of Section 18: Governing Law
Section 18 of the Agreement is amended in its entirety to read as follows:
18. Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of law provisions).
XIII.    Amendment of Section 20: Attorneys’ Fees
Section 20 of the Agreement is amended in its entirety to read as follows:
20. Attorneys’ Fees. Executive will be reimbursed his reasonable attorneys’ fees incurred with respect to the negotiation of this Amendment, provided that Executive delivers to the Company proper documentation with respect to the fees incurred and that in no event will the reimbursement be made later than March 15, 2014.
XIV.    Amendment of Section 21: Code Section 409A
Section 21 of the Agreement is amended by adding the following provision as a new Section 21(d) of the Agreement immediately following Section 21(c):
(d) Reimbursement benefits provided under the Agreement are intended to be exempt from or comply with Section 409A under Treasury Regulation Sections 1.409A‑1(b)(9)(v) and/or 1.409A‑3(i)(1)(iv), such that they do not provide for the impermissible deferral of any compensation.

XV.    Code Section 280G
The Agreement is hereby amended by adding the following provision as a new Section 22 of the Agreement:
22. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 22, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s benefits under this Agreement shall be either delivered in full, or
delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (1) reduction of cash payments in reverse chronological order (i.e., the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced), (2) cancellation of equity awards granted within the twelve-month period prior to a “change of control” (as determined under Code Section 280G) that are deemed to have been granted contingent upon the change of control (as determined under Code Section 280G), in the reverse order of date of grant of the awards (i.e., the most recently granted equity awards will be cancelled first), (3) cancellation of accelerated vesting of equity awards in the reverse order of date of grant of the awards (i.e., the vesting of the most recently granted equity awards will be cancelled first) and (4) reduction of continued employee benefits in reverse chronological order (i.e., the benefit owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first benefit to be reduced). In no event will Executive have any discretion with respect to the ordering of payment reductions.
Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made in writing by a nationally recognized firm of independent public accountants selected by the Company (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs for fees related to the Accountants’ services in connection with any calculations contemplated by this Section.

This Amendment and the Agreement (to the extent not amended hereby), together with the Confidential Information Agreement, the Company’s organizational documents, the equity award agreements entered into between Executive and the Company and the applicable Company equity plan(s), constitute the entire agreement and understanding between the Company and Executive concerning the subject matter herein and Executive’s employment relationship with the Company, and supersede and replace in their entirety all prior and contemporaneous agreements and understandings whether written or oral between Executive and Company. Except as expressly modified by the terms of this Amendment, the Agreement will remain in full force and effect in accordance with its terms. This Amendment will be governed by the laws of the State of California (with the exception of its conflict of law provisions).
In Witness Whereof, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of the Effective Date.

NUANCE COMMUNICATIONS, INC.	EXECUTIVE
/s/ Robert J. Frankenberg	/s/ Paul A. Ricci
By: Robert J. Frankenberg	Paul A. Ricci